Exhibit 1.3

(TRANSLATION)

REGULATIONS OF THE BOARD OF DIRECTORS

(Amended on June 27, 2002)

MATSUSHITA ELECTRIC INDUSTRIAL CO., LTD.

(TRANSLATION)

REGULATIONS OF THE BOARD OF DIRECTORS

OF

MATSUSHITA ELECTRIC INDUSTRIAL CO., LTD.

CHAPTER I

GENERAL PROVISIONS

Article 1.    (Purpose)

All matters concerning the Board of Directors of the Company shall, except as provided for by laws or ordinances or by the Articles of Incorporation, be governed by the provisions of these Regulations.

Article 2.    (Constitution)

1.    The Board of Directors shall consist of the Directors.

2.    Corporate Auditors shall attend meetings of the Board of Directors and whenever necessary, express their opinions thereat.

Article 3.    (Authority)

The Board of Directors shall, except as provided for by laws or ordinances or by the Articles of Incorporation, make decisions on the execution of the business of the Company, and supervise the performance by the Directors of their duties.

Article 4.    (Kind and Holding of Meetings)

1.    Meetings of the Board of Directors shall consist of regular meetings and extraordinary meetings.

2.    A regular meeting of the Board of Directors shall be convened, as a general rule, once a month, and an extraordinary meeting of the Board of Directors shall be held from time to time whenever necessary.

CHAPTER II

CONVOCATION

Article 5.    (Person who Convenes Meetings)

1.    The Chairman shall, unless otherwise provided by laws or ordinances, convene meetings of the Board of Directors.

2.    When the Chairman is unable to act, one of the other Representative Directors shall take his/her place in the order predetermined by a resolution of the Board of Directors.

Article 6.    (Convocation Procedures)

1.    Notice of convocation of a meeting of the Board of Directors shall be dispatched to each Director and Corporate Auditor three (3) days in advance of the date set for the meeting; provided, however, that in case of emergency this period may be shortened.

2.    With the consent of all Directors and Corporate Auditors, a meeting of the Board of Directors may be held without the convocation procedure.

CHAPTER III

PROCEEDINGS OF MEETINGS

Article 7.    (Chairman)

1.    The Chairman shall act as chairman at meetings of the Board of Directors.

2.    When the Chairman is unable to act, one of the other Representative Directors shall take his/her place in the order provided for in Article 5, paragraph 2.

Article 8.    (Method of Adopting Resolutions)

1.    Resolutions of meetings of the Board of Directors shall be adopted by an affirmative vote of a majority of the Directors present thereat which Directors present shall constitute a majority of all Directors then in office.

2.    Any Director who has special interest with respect to a resolution of the Board of Directors shall not participate in such resolution. In such case, such Director shall not be counted in the number of the Directors present.

Article 9.    (Matters Requiring Resolutions)

1.    The following matters shall be resolved at meetings of the Board of Directors:

1.	convocation of general meetings of shareholders;

2.	approval of agenda items concerning balance sheet, profit and loss statement, business report, appropriation of retained earnings or disposition of deficit and schedules thereto;

3.	interim dividends;

4.	issuance of new shares;

5.	capitalization of statutory reserves;

6.	stock splits;

7.	amendment to the Articles of Incorporation concerning an increase in the total number of shares authorized to be issued by the Company due to a stock split;

8.	amendment to the Articles of Incorporation concerning a decrease in the number of shares constituting one unit of shares or the abolition of unit of shares;

9.	repurchase, disposal and retirement of its own shares;

10.	issuance of stock acquisition rights;

11.	issuance of bonds or debentures;

12.	issuance of bonds with stock acquisition rights;

13.	election of Representative Directors;

14.	election of Directors with special titles;

15.	approval of transactions by a Director which are competitive with the Company’s businesses;

16.	approval of transactions between a Director and the Company;

17.	approval of transactions between the Company and a third party in which a Director has a conflicting interest;

18.	matters for which decisions have been entrusted to the Board of Directors by a general meeting of shareholders;

19.	other matters listed below:

(1)	important business plans;

(2)	acquisition and disposition of important assets;

(3)	execution, amendment and abolition of important agreements;

(4)	establishment, amendment and abolition of important rules and regulations;

(5)	matters concerning important lawsuits;

(6)	important matters concerning personnel administration and organizational units; and

(7)	other important operation of business.

20.	in addition to the foregoing items, matters provided for by laws or ordinances or by the Articles of Incorporation.

2.    With respect to the matters referred to in item 19 of the preceding paragraph, in case there is insufficient time for resolution by the Board of Directors and the President takes emergency measures at his/her own discretion, the President shall obtain ratification of such action at the next meeting of the Board of Directors.

Article 10.    (Reports on Business)

Directors shall report to meetings of the Board of Directors the status of execution of business affairs not less frequently than once every three (3) months.

Article 11.    (Attendance of Persons Concerned)

The Board of Directors may, whenever necessary, cause a person concerned to attend the meeting thereof and give a report or express his/her opinion.

Article 12.    (Minutes)

The substance of the proceedings at each meeting of the Board of Directors and the results thereof shall be recorded in the minutes, which shall bear the signatures, manually or in an electronic format, of the Directors and Corporate Auditors present.

CHAPTER IV

MISCELLANEOUS PROVISION

Article 13.    (Amendment)

For any amendment to these Regulations, a resolution of the Board of Directors shall be required.

SUPPLEMENTARY PROVISION

These Regulations shall take effect on June 27, 2002.